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                                                                  EXHIBIT 23.3
                                                                  ------------
                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Manufactured Home Communities, Inc. for the registration of 3,365,575 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 1998, except for Note 15, as to which the date is February 23, 1998, with respect to the consolidated financial statements and schedules of Manufactured Home Communities, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                               Ernst & Young LLP


Chicago, Illinois
October 6, 1998